Exhibit 10.24
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective December 31, 2007, by and between Beauty Avenues, LLC and Limited Brands, Inc. (hereinafter the "Company"), and Charles McGuigan (the "Executive") (hereinafter collectively referred to as "the parties").

WHEREAS, the Executive is employed as the President for Beauty Avenues, LLC and has experienced in various phases of the Company's business and does possess an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel; and

WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of key management personnel and to ensure their continued dedication and efforts; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

1. Term. The initial term of employment under this Agreement shall be for the period commencing on December 31, 2007 (the "Commencement Date") and ending on the fifth anniversary of the Commencement Date (the "Initial Term"); provided, however, that thereafter this Agreement shall be automatically renewed from year to year, unless (a) either the Company or the Executive shall have given written notice to the other at least thirty (30) days prior thereto that the term of this Agreement shall not be so renewed or (b) the Agreement is terminated pursuant to the provisions of Section 9 of this Agreement.

2.     Employment.

(a) Position. The Executive shall be employed as the President of Beauty Avenues, LLC or such other position as may be determined by the Board of Directors, if such position does not decrease the Executive's overall total compensation and maintains the Executive's status on the Executive's Leadership Team. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity.

(b)     Obligations. The Executive agrees to devote the Executive's full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

3. Base Salary. The Company agrees to pay the Executive an annual Base Salary at the rate of Eight Hundred Twenty-Five Thousand Dollars ($825,000.00), less applicable withholding. This Base Salary will be subject to annual review and may be increased from time to time in the discretion of the Company, based on factors such as the Executive's responsibilities, compensation of similar executives within the Company and in other companies, the Executive's performance, and other pertinent factors. Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

4. Equity Compensation. The Executive shall be eligible for such future equity-based awards as may be commensurate with his position and performance.

5. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company generally.

6.     Bonus.

(a) The Executive shall be entitled to participate in the Company's applicable incentive compensation plan at a target level of seventy percent (70%) of the Executive's Base Salary on such terms and conditions as determined from time to time by the Board.

(b) The Executive shall be eligible to a success bonus for Project Insight under the same terms and conditions that are set forth in the Executive's Offer Letter dated March 5, 2004.

Other Benefits.

(a) Benefits. The Executive shall be entitled to all other benefits as similarly situated executives.

(b) Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive's duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.

(c) Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of the Executive's duties hereunder.

(d)     Relocation.     The Company agrees that the Executive has until
May 5, 2009 to start his relocation under the Company's relocation policy.

8. Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Company for similarly situated executives of the Company.

9. Termination. The Executive's employment hereunder is subject to the following terms and conditions:

(a)     Disability. The Company shall be entitled to terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties under this Agreement for a period of at least six months in any twelve-month calendar period as determined in accordance with the Company's Long-Term Disability Plan.

(b)     Cause. The Company shall be entitled to terminate the Executive's employment for "Cause" without prior written notice. For purposes of this Agreement, "Cause" shall mean that the Executive (1) was grossly negligent in the performance of the Executive's duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has plead "guilty" or "no contest" to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation. The Executive shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.

(c)     Termination by the Executive. The Executive may terminate employment hereunder without "Good Reason" by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written Notice of Termination. The Executive may terminate employment hereunder for "Good Reason" by delivering to the Company not less than thirty (30) days prior to the Termination Date, a written Notice of Termination setting forth in reasonable detail the facts and circumstances which constitute Good Reason. For purposes of this Agreement, "Good Reason" means (i) the failure to continue the Executive in a capacity contemplated by Section 2, above; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive's position or duties, as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive's obligations under the Agreement; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction provided, however, that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by the Company in all material respects not later than thirty (30) days from the date of receipt by the Company of a written Notice of Termination identifying in reasonable detail the act or acts constituting "Good Reason" or (B) acts taken by the Company by reason of the Executive's physical or mental infirmity which infirmity impairs the Executive's ability to substantially perform his duties under this Agreement.

(d)     Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below).     For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.     Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other party four (4) weeks prior to the Termination Date.      However, the Company may elect to pay the Executive in lieu of four (4) weeks written notice. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

10.     Compensation Upon Certain Terminations by the Company

(a) If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined in the applicable Change in Control Provision), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives the Company a written Notice of Termination other than one for Good Reason, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)(collectively, "Accrued Compensation"). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(b)     If the Executive's employment is terminated by the Company other than for Cause (including a termination by reason of the Company's written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof) or by the Executive for Good Reason, the Company's sole obligations hereunder should be as follows:

(i)     the Company shall pay     the Executive the Accrued Compensation;

(ii)     in consideration of the Executive signing a General Release:

(A)     the Company shall continue to pay the Executive his Base Salary for a period of one (1) year following the Termination Date; and

(B) the Company shall pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if the Executive had remained employed with the Company for a period of one (1) year after the Termination Date.

(iii) provided, however, that if the Executive's employment is terminated by the Company other than for cause or by the Executive for Good Reason during the 24-month period immediately following a Change of Control (as defined in the Company's Stock Option and Performance Incentive Plan) in consideration of the Executive signing a General Release the Company shall pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii).

(c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation; and

(ii) the Executive shall be entitled to receive any disability benefits available under the applicable Long Term Disability Plan.

(d)     For up to twelve (12) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii) hereof, the Company shall, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease upon the Executive's becoming eligible for such benefits as the result of employment with another employer.

(e) Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(d).

11.     Employee Covenants.

(a)     For the purposes of this Section 11, the term "Company" shall include Limited Brands, Inc. and all of its subsidiaries and affiliates thereof.

(b)     Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by the Executive for his own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 11(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(c)     Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the "beneficial ownership" by the Executive after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 11 of this Agreement.

The "Non-Competition Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b) above.

(d)     Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the

Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The "No-Raid Period" means the period the Executive is employed by the Company plus the longer of (a) one (1) year from the Termination Date or (b) the period during which the Executive receives salary continuation as described in Section 10(b), above.

(e) Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during the Executive's employment with the Company including those developed on the Executive's     own time, which relates to or is useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property.     All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks.    The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive's complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it.    The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and the Executive waives all right to claim or disclaim authorship.    The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive's sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

(f)     Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent, such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 11 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from asserting or defending a legal claim regarding the enforceability of the covenants and agreements of this Section 11.

12. Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive's ability to fully perform the Executive's duties and responsibilities under this Agreement.

13.     Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's business and/or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

14. Arbitration. Except with respect to the remedies set forth in Section 11(f) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

15.     Notice.     For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
Charles McGuigan
3145 East Addison
Alpharetta, GA 30022

To the Company:
Limited Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attn: Secretary

16.     Settlement of Claims.     The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others.

17.     Miscellaneous.     No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.     Entire Agreement. This Agreement along with the Executive's Offer Letter constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.
BEAUTY AVENUES, LLC

By:	/s/ LESLIE H. WEXNER
	Name: Leslie H. Wexner	Date

	/s/ CHARLES MCGUIGAN	1/29/2008
	Charles McGuigan	Date

AMENDMENT TO AGREEMENT

WHEREAS, Limited Brands, Inc. (the "Company"), and Charles McGuigan, an employee of the Company (the "Executive") have previously entered into an agreement regarding the terms and conditions of Executive's employment with the Company, effective December 31, 2007 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement in a manner that reflects the parties best good faith efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of the Executive.

NOW, THEREFORE, the Company and the Executive, intending to be legally bound hereby agree that the Agreement will be amended as follows:

1.     Section 6(a) of the Agreement is amended by adding the following new sentence at the end thereof:

"The bonus will be paid at such time and in such manner as set forth in the applicable incentive compensation plan."

2.     Section 7(b) of the Agreement is amended by inserting the following new sentence at the end thereof:

"In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred."

3.     Section 9 (d) is amended in its entirety as follows:

"Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other two weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any termination by the Company other than for Cause shall be communicated by a written Notice of Termination to the Executive two (2) weeks prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of two (2) weeks written notice. Any termination by the Executive without Good Reason shall be communicated by a written Notice of Termination to the Company three (3) months prior to the Termination Date. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination."

4.     Section 10(a) of the Agreement is amended by adding the following after the first sentence therein:

"In the event the Executive's employment is terminated under this Subsection (a), Accrued Compensation will be paid within 60 days of the date of the Executive's Termination Date or death."

5.     Section 10(b)(i) of the Agreement is amended by inserting the following at the end thereof:

"within 60 days of the Executive's Termination Date."

6.     Section 10(b)(ii)(A) of the Agreement is amended by inserting the following new paragraph at the end thereof:

"Each of the payments of severance under this Section 10(b)(ii)(A) are designated as separate payments for purposes of determining if the payment qualifies as a Short-Term Deferral or as Involuntary Separation Pay. Payments that are (i) Short-Term Deferrals, and (ii) any additional payments that are Involuntary Separation Pay are excepted from the requirements of Code Section 409A. To the extent payments of severance under this Section 10(b)(ii)(A) during the first six month period following Executive's Termination Date do not qualify as a Short-Term Deferral or Involuntary Separation Pay, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum on the last day that any such severance is considered a Short-Term Deferral or Involuntary Separation Pay."

7.	Section 10(b)(ii)(B) is deleted and the following is inserted in lieu thereof:

"the Company shall pay the Executive, at such time and in such manner as set forth in the applicable incentive compensation plan, any incentive compensation under the plan described in Section 6 that the Executive would have received if the Executive had remained employed with the Company for a period of one (1) year after the Termination Date;"

8.	Section 10(c)(i) of the Agreement is by inserting the following at the end thereof:
"within 60 days of the Executive's Termination Date."
9. The following new Section 10(f) is added to the Agreement as follows:
"(f)     Certain Definitions.

(i)     For purposes of this Agreement, 'Short- Term Deferral' means payments pursuant to the rules under Treasury Regulation Section 1.409A-l(b)(4)(i) that are made on or before the 15th day of the third month of (i) the calendar year following the applicable year of termination, or (ii) if later, the Company's tax year following the applicable year of termination. Such amounts are excepted from Code Section 409A. A payment that will or may occur later than the end of the applicable 2-1/2 month period is not considered to be a Short-Term Deferral.
(ii)     For purposes of this Agreement 'Involuntary Separation Pay' means payments pursuant to the rules under Treasury Regulation Section 1.409A-1(b)(9)(iii) that are made on or before the last day of the second calendar year following the year of Executive's involuntary separation from service and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect."

IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

LIMITED BRANDS, INC.

By:	/s/ DOUGLAS L. WILLIAMS	12/23/2008
	Douglas L. Williams	Date Signed
Senior Vice President,
General Counsel

EXECUTIVE

	/s/ CHARLES MCGUIGAN	12/1/2008
	Charles McGuigan	Date Signed

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to the Employment Agreement (defined below) is effective March 15, 2012 and is entered into between Limited Brands, Inc. (the “Company”) and Charles McGuigan (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into as of December 31, 2007, by and between Limited Brands, Inc., Beauty Avenues, LLC and the Executive. The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive's employment relationship with the Company.

WHEREAS, nothing in this Amendment shall cancel or modify any previous grant of stock options or restricted stock which was previously granted to the Executive or any rights to repurchase shares represented by such grants;

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive's Employment Agreement as follows:

1.    Section 9 (d) is amended in part as follows:

(d) Executive agrees that as part of the consideration for the Equity Grant that will be granted to him on or about March 31, 2012 that if he decides to resign his employment with the Company for reasons other than “Good Reason” to provide the Company with three (3) months prior written notice.

2.	Section 10 is amended in its entirety as follows: Compensation Upon Certain Terminations by the Company
(a) If during the term of the Agreement (including any extensions thereof), whether or not following a Change in Control (as defined below), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives written notice not to extend the term of this Agreement, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section
7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)(collectively, “Accrued Compensation”). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(b) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, the Company's sole obligations hereunder shall be as follows:

(i)    the Company shall pay the Executive the Accrued Compensation;

(ii)    the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date;

(iii)     in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; (B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii).

(c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i)    the Company shall pay the Executive the Accrued Compensation; and

(ii)    the Executive shall be entitled to receive disability benefits available under the Company's Executive Long Term Disability Plan.

(d) If the Executive's employment is terminated by reason of the Company's written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof, the Company's sole obligation hereunder shall be as follows:
(i)    the Company shall pay the Executive the Accrued Compensation;

(ii)    the Company shall continue to pay the Executive his Base Salary for a period of one (1) year following the expiration of such term; and

(iii) in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive any incentive compensation under the plan described in Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(d)(ii).

(e) For up to eighteen (18) months during the period the Executive is receiving salary continuation pursuant to Section 10(b), 10(c)(ii) or 10(d) hereof, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease after eighteen (18) months or the Executive's first day of employment, whichever is earlier.

(f) In the event Executive becomes entitled to any payments under Section 10(g), the Company will have no obligation to make any payments set forth in Sections 10(b), (c), or (d) or provide the benefits set forth in Section 10(e).
(g) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case during the 24 consecutive month period immediately following a Change in Control, the Company's sole obligations hereunder subject to the Executive's execution of a General Release, shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the Termination Date in an amount equal to two times Executive's Base Salary;

(iii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the Termination Date in an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company's incentive compensation plan described in Section 6 and a pro-rata amount for the season in which the Executive's employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season; and

(iv) the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 10(g) or Section 10(h).
(h) Except as provided in Section 10(e), the Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 10 be reduced by any compensation earned by the Executive as the result of employment by another employer.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.

By:
Name:
Title:

Charles McGuigan